Exhibit 10.38

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED: [***]

Supply Agreement

BETWEEN THE UNDERSIGNED

AIRSPAN NETWORKS INC.

A Delaware corporation having its office at 777 Yamato Road Suite 310 Boca Raton Florida 33431 USA
Hereinafter referred to as “Purchaser”

AND

HON HAI PRECISION IND. CO., LTD.

A Taiwan corporation having its registered office at 5F-1, 5 Hsin-An Road, Hsinchu City 300,
Science-Based Industrial Park, Taiwan
Hereinafter referred to as “Foxconn”

Purchaser and Foxconn hereby will be referred to individually as the “Party” or collectively as the “Parties”.

Foxconn PROPRIETARY & CONFIDENTIAL

Foxconn PROPRIETARY & CONFIDENTIAL

WITNESSETH

WHEREAS, Foxconn, either directly or through its Affiliates, is in the business of designing, manufacturing and supplying electronic products and devices.

WHEREAS, Purchaser, either directly or through its Affiliates (i) Airspan Networks (Israel) limited, Bareket 2 Building, Negev Street, Airport City, 70100 Israel, or (ii) Airspan Communications Limited, Capital Point, 33 Bath Road, Slough, Berkshire SL1 3UF, United Kingdom (each or collectively, “Approved Affiliate”), desires to purchase from Foxconn certain electronic products manufactured by Foxconn, and Foxconn desires to enter into a mutually beneficial relationship with Purchaser for the design, manufacturing, supply and delivery by Foxconn of such products, on the terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the Parties agree as follows:

Section 1 - DEFINITIONS

The following terms and expressions have the meaning indicated below, where the context permits:

“Purchaser Controlled Component” means any Component sold, designated, provided, or consigned to Foxconn by Purchaser or its Affiliates.

“Affiliate(s)” means any entity, present and future, which is directly or indirectly controlled by a Party or which directly or indirectly controls said Party or is under common control with said Party. For the purpose of this definition, “control” shall exist through the direct or indirect (i) ownership of more than 50% of the nominal value of the issued equity share capital or of more than 50% of the shares entitling the holders to vote for the election of directors or persons performing similar functions; or (ii) rights by any other means to elect or appoint directors, or persons performing similar functions, who have majority vote.

“Agreement” means this Supply Agreement with its Exhibits, if any.

“Buy/Sell Part” means any Component sold by Purchaser or its Affiliates to Foxconn.

“Change in Control” of a Party means a merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction involving such Party or any subsidiary of such Party after the completion of which the shareholders of such Party immediately prior to the completion of such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction beneficially own, directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of either the surviving Party in such merger, consolidation, share exchange, tender offer, exchange offer, or similar transaction or the parent of the surviving Party.

“Claim” means any of claims, demands, causes of action, lawsuits or liabilities.

Foxconn PROPRIETARY & CONFIDENTIAL

“Component” means, with respect to any Product, the materials designated in the bill of materials (“BOM”) to be incorporated into the Product.

“Delivery Date” means the day that the Product is delivered to Purchaser or the freight forwarder designated by Purchaser in accordance with Section 8.1 set forth herein.

“Essential IPR” means either any IPR that must be infringed in order to either use the technology as set out in Specification or implement wireless air interface standards or other industry standard, or that the patent holder claims is essential to use said technology or implement an industry standard.

“Intellectual Property Rights” or “IPR” means any and all patents (including patent applications, reissues, divisions, continuations and extensions thereof in any jurisdiction), utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications thereof

“Newly Developed IPR” shall mean any and all Intellectual Property Rights in and to the result of the development or the production of the Product and any improvements or modifications thereof developed, conceived, reduced to practice, authored or created in connection with the Parties’ performance of this Agreement, but excluding each Party’s Pre-Existing IPR and any third party’s IPR.

“Non- Essential IPR” means any IPR which is not Essential IPR.

“NTF Product” means no-trouble-found Product returned to Foxconn as purportedly being non-conforming but determined by Foxconn to be non-defective. Furthermore, in the event Foxconn determines certain returned Product to be defective but do not qualify as being under Foxconn’s responsibility Sections 11.1 and 11.2 hereof, Foxconn will repair such Product on a out-of-warranty repair basis in accordance with Section 11.5 herein.

“Order” means the document issued by Purchaser to order the supply of Product or other services from Foxconn and accepted by Foxconn according to Section 6 as provided for herein.

“Person in Charge” means, (i) with respect to Foxconn, the project manager (PM) and the supervisors thereof for each applicable Product, and (ii) with respect to Purchaser, VP Operations and the delegates thereof for each applicable Product

“Pre-Existing IPR” shall mean any and all Intellectual Property Right existing as of the effective date of this Agreement or is independently developed without using any information disclosed by the other Party during the term of this Agreement as proven by contemporaneous documents.

“Product” means certain smallcell device or other electronic product (i) designed by Purchaser, itself or through any third party, and (ii) manufactured by Foxconn, itself or through its Affiliates under this Agreement.

“[***]” means [***], a [***] Corporation.

Foxconn PROPRIETARY & CONFIDENTIAL

“[***] IPR” means Intellectual Property Rights of [***] or its Affiliates that must be infringed in order to implement wireless air interface standards used by each Product.

“Quarter” means any 3 months’ period ending on 31 March, 30 June, 30 September or 31 December.

“Specification” means the technical specifications of the Product as set forth in Exhibit A.

“Working Day” means a day (other than a Sunday, Saturday, or an official public holiday) on which banks are open for general business in Singapore and Taiwan.

The above words in the singular include the plural and vice-versa, where the context requires.

The word day, week or month means respectively a calendar day, week or month, save where this Agreement specifically stipulates a Working Day.

The Section headings shall not affect the way in which the Sections arc construed.

Section 2 - TERM

This Agreement shall commence upon April 1st, 2016 and, unless otherwise terminated in accordance with this Agreement, shall continue in full force and effect for five (5) years thereafter. This Agreement shall automatically renew for successive periods of one (1) year unless terminated by either party with a six (6)-month prior written notice.

Section 3 - ORDER OF PRECEDENCE

Unless otherwise expressly stated, with respect to any conflicts of terms in any of the transaction documents, the terms of the transaction documents shall control in the following order: (1) the price and quantity on any Order; (2) terms and conditions of this Agreement; and (3) terms and conditions (other than price and quantity) on the Order.

Section 4 - SCOPE OF SUPPLY

4.1	Design and Specification.

Unless as otherwise separately agreed by the Parties in writing, Purchaser will be responsible to provide Foxconn with the design, the Specification, BOM, manufacturing criteria, testing flow, testing program and packing requirement for each Product (“Purchaser Requirements”), and upon Foxconn’s review and acceptance thereof, Foxconn will perform its manufacturing service in accordance with Section 4.2 below.

4.2	Manufacturing Services.

Foxconn shall use diligent efforts to perform the manufacturing services pursuant to the terms and conditions of this Agreement. The manufacturing services shall include, subject to the terms and conditions of this Agreement (a) the procurement of Components and materials in accordance with BOM, (b) the manufacture, assembly, testing and packaging of the Products by the Foxconn or through its Affiliates, pursuant to the requirements for each Product as provided by Purchaser, and (c) the delivery of such Products in accordance with the agreed delivery term.

Foxconn PROPRIETARY & CONFIDENTIAL

4.3	Other Service.

In the event that Purchaser intends to purchase any other service from Foxconn, including without limitations to tooling, equipment, fixtures, certification, R&D engineering service, the Parties will in good faith discuss and decide the costs and other details thereof.

4.4	Approved Affiliate.

The Parties hereby agree that the Products may be purchased by Approved Affiliate in accordance with the terms and conditions of this Agreement, and in such event, Purchaser represents and warrants that (i) it shall cause its Approved Affiliates to comply with all terms and conditions as set out in this Agreement, (ii) it shall have its Approved Affiliates acknowledge and accept that its issuance of Forecasts or Orders will constitute an unconditional acceptance of the terms and conditions of this Agreement, and (iii) Purchaser and each applicable Approved Affiliate shall be jointly and severally responsible and liable for the obligations and liabilities incurred under this Agreement and the respective Orders issued by such Approved Affiliate pursuant to and in accordance with this Agreement.

Section 5 - CHANGES TO THE PRODUCT

5.1	In the event any change to the Product is required to be made as a result of changes in any law, rule, regulation, proclamation or industry standard, or Purchaser intends to modify the design, Specification or Components listed in BOM, whether during the pre-production stage or the mass production stage, Purchaser shall deliver to Foxconn an engineering change request that describes the modification in reasonable detail in advance of the implementation thereof. Upon receipt of such notice, Foxconn shall deliver to Purchaser a report that sets forth (i) a description of any Components, work-in-process (“WIP”) and finished Product that will be rendered obsolete or excess as a result of the implementation of such modification and Foxconn’s actual cost thereof, (ii) any other costs and expenses arising therefrom or relating thereto, including without limitations to, test and recertification fee, if any, and (iii) a scheduled effective date of such change.

In the event that Purchaser decides to implement any of such changes, Purchaser will, within thirty (30) days upon its receipt of Foxconn’s said report, deliver to Foxconn a written notice to such effect approving the related Product change. In the event that Purchaser shall fail to notify Foxconn of the confirmation or rejection upon the expiration of the said thirty (30) days period, Purchaser shall be deemed to have elected not to implement the said changes. Upon receipt of Purchaser’s confirmation of Product change, Foxconn will implement the changes in accordance with Purchaser’s instructions and requirements, provided that Purchaser is responsible for all the obsolete or excess Components, WIP and finished Product, and other costs and expenses incurred to Foxconn arising from such Product change, as set out in Foxconn’s said report or otherwise approved by Purchaser.

Foxconn PROPRIETARY & CONFIDENTIAL

5.2	In the event that Foxconn proposes a change to the design, Specification or Components listed in BOM, whether during the pre-production or the mass production stage, Foxconn shall deliver to Purchaser a written notice that describes the proposed change in detail and sets forth (i) a description of any Components, WIP and finished Product that will be rendered obsolete or excess as a result of the implementation of such modification and Foxconn’s actual cost thereof, (ii) any other costs and expenses arising therefrom or relating thereto, including without limitations to test and recertification fee, and (iii) a scheduled effective date of such change.

Foxconn shall not implement any said proposal unless and until Purchaser has accepted the proposal in writing. Both Parties will discuss in good faith the cost allocation in connection with the implementation of such change. In addition, in the event that any change under this Section 5.2 shall cause any cost reduction or increase, the Parties shall negotiate in good faith with respect to an equitable reduction or increase of the price and the effective date of such price change.

Section 6 - FORECAST & ORDER

6.1	Forecast.

Purchaser shall, no later than the third day of each month (in Foxconn’s time zone), monthly provide and update rolling six (6) months forecasts to Foxconn based on its anticipated monthly demands for Products (“Forecast”) and Foxconn shall be authorized to purchase the Components, considering (i) their respective lead times (“Component Lead Time”), and (ii) production lead time and logistics lead time of the Product. For greater clarity, Purchaser hereby agrees and authorizes that Foxconn may purchase Components in accordance with (i) the volume of Product as set out in the Forecast, and (ii) the minimum order quantity requirement of certain Components requested by the respective Component vendors (“Component’s MOQ”), whichever is greater, provided that Foxconn shall provide Airspan with the list relating to such Component’s MOQ, Component’s lead times and Component classification. Foxconn shall (i) provide Purchaser with a list of Components which are subject to Component’s MOQ requirements, and will update that list upon any changes in any Component’s MOQ requirements, and (ii) weekly provide and update the quantity of Components purchased and ordered by Foxconn from the related suppliers in accordance with this Section 6.1, whether the Components are received by Foxconn or not, to the extent such Components’ lead times exceeds twelve (12) weeks. Any Forecasts provided by Purchaser are for planning purposes only and do not constitute a commitment by Purchaser to purchase the quantities of Product listed on a given Forecast, subject to Purchaser’s performance of its responsibility of E&O Inventory as set out in Section 7 of this Agreement.

In the event that Purchaser shall fail to provide a Forecast prior to an appropriate date considering the mutually scheduled mass production date as well as Component Lead Time, Purchaser shall provide to Foxconn an authorization letter (“Authorization”) for Foxconn to purchase the Components in accordance with the volume of Product or Components specified in said Authorization. For removal of doubts, Purchaser hereby acknowledges and agrees that said Authorization shall be deemed as certain Forecast of Product and Section 7 hereof shall apply to the Components purchased in accordance with such Authorization.

Foxconn PROPRIETARY & CONFIDENTIAL

6.2	Order.

Purchaser hereby agrees to issue Orders at least in advance of the ordering lead time to allow Foxconn to meet the requested Delivery Date. The ordering lead time herein shall include (i) Component Lead Times and (ii) production lead time and logistics lead time of the Product.

In addition, Purchaser agrees that the volume of each Order will not be less than [***] units (“Minimum Lot Quantity”). Upon receiving an Order issued by Purchaser in accordance with this Section 6.2, Foxconn shall provide a written acknowledgement within three (3) Working Days confirming the quantity and Delivery Date specified in such Order or indicating an alternative date or rejecting the Order with reasons.

Orders which are issued by Purchaser and accepted by Foxconn shall constitute the legal binding effects on both Parties and shall refer to the terms and conditions of this Agreement. For greater clarity, except as otherwise set forth in this Agreement, such Order shall be non-cancellable and non-returnable.

6.3	Reschedule.

Purchaser will be entitled to extend the applicable Delivery Date with respect to a given Order by providing Foxconn prior written notice; provided, however, that (i) any rescheduled and final delivery date may not be more than sixty (60) calendar days subsequent to the original Delivery Date on the accepted Order, (ii) the quantity of Product being rescheduled does not exceed the flexibility percentage allowed as set out below, and (iii) Purchaser shall be permitted to reschedule the Delivery Date one (1) time only for the respective confirmed Order.

Calendar days prior to the Delivery Date set forth on Order	The percentage of Order quantity being rescheduled
0-30 days	0%
More than 30 days	100%

Section 7 - E&O INVENTORY

7.1	Definition.

“E&O Inventory” means any Components that (i) are purchased by Foxconn in reasonable reliance on a Forecast and Component’s MOQ (as defined in Section 6.1 hereof) or other written authorizations issued by Purchaser, and consistent with the applicable Component Lead Time plus production lead time and logistics lead time of the Product, (ii) Foxconn is not able to cancel or return to the applicable affiliate or vendor, or repurpose or reuse for other Foxconn customers using commercially reasonable efforts to complete in a prompt manner, and (iii) are rendered excess or obsolete due to any of the following causes:

(a)	Purchaser’s failure to issue Orders of Product to fully consume such Components which are supposedly to be consumed in accordance with the estimated delivery date as set out in Forecast, or any cancellations of Orders, to the extent that such Components have not been paid by Purchaser ;

Foxconn PROPRIETARY & CONFIDENTIAL

(b)	any Product or Component infringes or misappropriates or is alleged in any governmental authority, court or tribunal to infringe or misappropriate any Intellectual Property Rights of any third party which are of Purchaser IPR Liability as described in Section 12.2 hereof; and

(c)	any change to the Product as set out in Section 5 hereof.

The sub-sections (b) and (c) are each or collectively referred as to “Specific E&O Inventory”.

For avoidance of doubts, E&O Inventory herein shall include said Components which have entered production assembly and are in the form of WIP or finished good held by Foxconn.

7.2	E&O Inventory Value.

The value of the E&O Inventory will be calculated as the following (“E&O Inventory Value”).

A.	One hundred percent (100%) of the purchase price for the Components procured by Foxconn;

B.	One hundred percent (100%) of the purchase price of the Components plus six percent (6%) thereof as overhead for WIP; and

C.	One hundred percent (100%) of the unit price of the Product for finished goods.

7.3	Responsibility of E&O Inventory.

A.	Invoicing for E&O Inventory. Foxconn shall have the right to invoice Purchaser on each Quarter end for all of E&O Inventory, other than Specific E&O Inventory as set out in Section 7.3 B below, maintained and not mitigated by Foxconn as measured on the last day of each Quarter. Purchaser will pay such invoices within thirty (30) days following Purchaser’s receipt thereof. In addition to Quarterly invoicing for E&O Inventory, as may be applicable, Foxconn will invoice Purchaser for E&O Inventory remaining upon termination of the Agreement or EOL or Discontinuation in accordance with the terms and conditions of this Agreement.

B.	Invoicing for Specific E&O Inventory. Upon any occurrence of any Specific E&O Inventory, Foxconn will provide Purchaser with a list of such Specific E&O Inventory along with the proposed cost of destruction of such Specific E&O Inventory, and then Foxconn shall have the right to invoice Purchaser the applicable E&O Inventory Value (to the extent that any such Specific E&O Inventory has not already been paid for by Purchaser). Purchaser will pay such invoices within thirty (30) days following Purchaser’s receipt thereof.

Foxconn PROPRIETARY & CONFIDENTIAL

7.4	Ownership of Specific E&O Inventory.

To the extent Purchaser reimburses Foxconn for any E&O Inventory in accordance with Section 7.3 above, Purchaser shall own all such E&O Inventory.

7.5	Disposal of E&O Inventory.

Foxconn will support to store Purchaser owned E&O Inventory at Foxconn’s expense for up to thirty (30) days after payment thereof in accordance with Section 7.3 hereof, and Purchaser shall instruct Foxconn how to dispose of such E&O Inventory.

A.	If Purchaser fails to notify Foxconn as to the disposition of such Specific E&O Inventory upon the expiration of such 30-day period, Foxconn shall have the right to destroy such items, without any liabilities to Purchaser, and to invoice Purchaser actual fees paid by Foxconn for the disposition of such E&O Inventory, provided that Foxconn provides Purchaser with documents evidencing actual disposal thereof.

B.	If Purchaser instructs Foxconn as to the disposition of such E&O Inventory, Foxconn shall have the right to charge and invoice Purchaser actual fees paid by Foxconn to third parties for the delivery or other disposition of E&O Inventory, provided that Foxconn provides Purchaser with documents evidencing actual delivery or other disposal thereof.

Section 8 - DELIVERY

8.1	Delivery Term.

Unless otherwise agreed by both Parties, Foxconn shall deliver the Product to Purchaser on a FCA Hong Kong basis according to INCOTERMS 2010. The title and risk of and relating to the Product shall be transferred from Foxconn to Purchaser upon the delivery thereof to Purchaser or the freight forwarder in Hong Kong.

8.2	Delivery Delay.

Foxconn shall deliver the Product by the Delivery Date as set forth in the relevant Order subject to the terms and conditions in Sections 6 and 8.1 above.

If any shipment of any Product is, or in Foxconn’s opinion is likely to become, delayed so that the Product will not be delivered in accordance with Section 8.1 hereof, Foxconn shall immediately deliver to Purchaser a notice that sets forth the cause for the delay, and the Parties will in good faith discuss the action plan thereof; provided that Foxconn’s costs and liability incurred by such delay and action plan will not exceed [***] percent ([***]%) of the value of the delayed portion of the Order.

Notwithstanding any terms and conditions herein to the contrary, Foxconn shall in no event be responsible for any delivery delay if and to the extent such delivery delay is directly caused by (i) any of Purchaser Controlled Component, (ii) insufficient Components due to Purchaser’s failure to issue timely LOA which is necessary for Foxconn to fulfill the delivery obligation based on the applicable Order on time, (iii) any other requirement, instruction, act or omission of Purchaser, and/or (iv) global shortage of Components due to Force Majeure or emergency incidents such as conflagration. The foregoing provisions of this Section states the entire liability and obligations of Foxconn and the exclusive remedy of Purchaser with respect to any deliver delay of Product.

Foxconn PROPRIETARY & CONFIDENTIAL

Section 9 - PRICE; PAYMENT TERM

9.1	Price.

All prices and tariffs indicated in this Agreement and in the Orders shall be understood in accordance with the content of the 1NCOTERMS as set forth in Section 8.1 hereof. The currency for quotation and the price is US Dollar.

All value added tax or sales tax payable in respect of any sums due shall be borne by Purchaser. All other taxes on any goods or services supplied or rendered which are imposed on Foxconn by any government in accordance with the applicable laws and regulations shall be borne by Foxconn.

9.2	Payment Tenn.

Except as otherwise mutually agreed by the Parties, Purchaser will make payments for each Order in accordance with the following:

A.	To the extent the Product will be sold to [***] or its Affiliates by Purchaser, the payment term will be as below:

(i) [***]% of the Order value will be made no later than the issuing date of each Order.

(ii) [***]% of the Order value will be made no later than Foxconn’s shipment date of the Product.

(iii) The remaining [***]% of the Order value will be due net [***] ([***]) days upon the completion of delivery of the Product in accordance with Section 8.1 hereof.

B.	To the extent the Product will be sold to [***] or its Affiliates by Purchaser, the payment term will be as below:

(i) The payment term is net [***] ([***]) days after invoice date, provided that Purchaser shall provide an irrevocable, standby documentary letters of credit at least equal to the total value of the respective issued Orders, open Orders, E&O Inventory Value and other outstanding payments due to Foxconn under this Agreement (“LC”). Foxconn shall have the right to invoice Purchaser upon the delivery in accordance with Section 8.1 hereof, and in the event that Purchaser fails to pay the invoices in accordance with this Section 9.2 B, Purchaser further agrees that Foxconn may make a payment demand and have the right to draw down an amount under the LC in respect of any payment not made.

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(ii)  All costs incurred in connection with the issuing of LC shall be borne by Purchaser. Such LC shall (i) be in favor of Foxconn, as beneficiary, (ii) be issued by a bank mutually agreed upon by the Parties and confirmed by Foxconn’s bank, and (iii) include the description that in the event that Purchaser shall fail to make the due payments to Foxconn under an Order or the terms and conditions of this Agreement, Foxconn will have the right to draw down an amount under such LC in respect of any due payment not made to Foxconn in accordance with this Section 9.2 B.

C.	For the Products supplied to Purchaser which are not covered by Section 9.2 A or Section 9.2 B, the payment term thereof will be further discussed and determined by the Parties.

9.3	Late Payment.

In the event that Purchaser fails to make any outstanding payments due to Foxconn and the situation is not remedied within ten (10) business days from the date the payments become overdue, Foxconn reserves the right to suspend either the affected Component purchases or the affected or further shipments of Product without liability or penalty, until such payments have been paid in full.

Section 10 - OWNERSHIP OF IPR

10.1	Ownership of Pre-existing IPR.

Each Party shall own all right, title and interest in and to its Pre-existing IPRs.

10.2	Ownership of Newly Developed IPR.

The Parties hereby acknowledge, agree and covenant that (i) all rights, titles and interests in and to Newly Developed IPR for any part thereof, conceived of or made by Purchaser are the exclusive property of Purchaser; (ii) all rights, titles and interests in and to Newly Developed IPR for any part thereof, conceived of or made by Foxconn are the exclusive property of Foxconn; provided, however, that all rights, titles and interests in and to such Newly Developed IPR to the extent as mutually confirmed to be a modification, improvement or enhancement of the Product’s design which is specific to the smallcell architectures or distinct features are the exclusive property of Purchaser; and (iii) all rights, titles and interests in and to Newly Developed IPR for any part thereof, conceived of or made by third party are the exclusive property of third party.

10.3	License.

Subject to the terms and conditions of this Agreement, (i) Purchaser hereby grants to Foxconn and its Affiliate, as applicable, a non-exclusive, irrevocable, perpetual, transferable, and fully paid-up license under Purchaser and its Affiliates’ IPR, including without limitations to its Pre-Existing IPR and Newly Developed IPR, that are necessary for the manufacturing and delivery of the Product, solely to perform Foxconn’s obligations wider this Agreement; and (ii) Foxconn hereby grants to Purchaser, its customers, distributors, retailers and end users a non-exclusive, irrevocable, perpetual, transferable, and fully paid-up license under Foxconn’s IPR, including without limitations to its Pre-Existing IPR and Newly Developed IPR, solely pertaining to the distribution, sale, testing, commercial use, maintenance, repair, modification and enhancement of the Product which Foxconn has manufactured and sold to Purchaser.

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Section 11 - WARRANTY; EPIDEMIC FAILURE

11.1	In-Warranty Product.

For a period of [***] ([***]) months upon the delivery in accordance with Section 8.1 hereof (“Warranty Period”), Foxconn warrants that the Product shall be manufactured, tested and packaged according to the design, BOM, manufacturing criteria, testing flow, testing program and packing requirement provided by Purchaser and shall be free from defects in Foxconn selected materials, workmanship and manufacturing process.

If any Product does not conform to any warranty under this Section 11.1 during the Warranty Period (“Defective Product”), Purchaser shall deliver to Foxconn a notice to such effect. Upon the receipt of such notice by Foxconn, Foxconn shall deliver to Purchaser an authorization to return the Defective Product to Foxconn.

After the receipt of such authorization, Purchaser may, at Purchaser’s expenses, no more than once per month, return the Defective Product to Foxconn designated location in Hong Kong in accordance with Foxconn’s instructions, and Foxconn shall assume all risk of loss to the Defective Product upon Foxconn’s receipt thereof in Foxconn designated locations in Hong Kong. Upon receipts of the Defective Product, Foxconn shall comply with the following.

A.	look for the cause of any defect, imperfection or inadequacy in the Product when requested to do so by Purchaser;

B.	repair or replace, at Foxconn’s discretion, the Defective Product; and

C.	return the repaired or replaced Product to Purchaser’s designated Hong Kong site at Foxconn’s own costs.

11.2	Warranty Exclusion.

Notwithstanding the foregoing, Foxconn shall have no warranty obligation under Section 11.1 hereof with respect to any Product to the extent any defect in the Product was caused by:

A.	an incorrect or improper use, maintenance or installation of the Product;

B.	accident, fire, flood, wind or similar natural hazards;

C.	modifications or changes carried out by any party other than Foxconn or its Affiliates;

D.	modification, deletion or illegibility of the model or serial number, except if Purchaser provides the written evidence proving the defective Product shall be within the Warranty Period;

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E.	breakdown attributable to the use of accessories or devices not authorized by Foxconn;

F.	any defect in the Purchaser provided or designated software embedded into the Product or in the Purchaser Controlled Components; or

G.	any defect in the Purchaser provided design or technology used or incorporated into the Product, if any.

11.3	NTF (No Trouble Found) Product.

Both Parties acknowledge and agree that in order to reduce the NTF rate, Purchaser shall undertake to perform the verification of the defective Product. In the event that the number of NTF Product exceeds ten percent (10%) of all of the Product returned in a particular Quarter, Foxconn shall have the right to charge Purchaser a handling fee to be mutually agreed upon by the Parties in addition to the freight costs for returning such NTF Product to Purchaser and any additional re-package and material costs.

11.4	Refurbishment.

Both Parties hereby agree that in the event that Purchaser requires for refurbishment or re-packaging services for the Product, Foxconn will quote a reasonable price for such refurbishment of Product.

11.5	Out-of-Warranty Product.

A.	This out-of-warranty provision applies to (i) the Product that is damaged, defected or caused to malfunction that are not attributable to Foxconn in accordance with Sections 11.1 and 11.2 above, or (ii) the Product that shall be found defective after the Warranty Period as set forth in Section 11.1 hereof Both Parties hereby agree that out-of-warranty Product returned for repair or replacement by Purchaser shall be billed based on the Foxconn’s repair quotation as discussed by both Parties.

11.6	Epidemic Failure.

Epidemic Failure will be deemed to have occurred in the event that the Failure Rate exceeds five percent (5%).

A.	“Failure Rate” means Monthly Failure Units divided by the Warranty Population.

B.	“Monthly Failure Units” means the total quantity of Defective Products which are found defective by Purchaser, and Purchaser informs Foxconn of the same, in month N. Such quantity shall be limited to the defective units that (i) are under Foxconn’s warranty obligations in accordance with Sections 11.1 and 11.2 hereof (“In-Warranty Product”), and (ii) are caused by the same symptom attributable to a single root cause.

C.	“Warranty Population” means the aggregate and total number of In-Warranty Products shipped to Purchaser calculating from mass production of said Product till the end of month N.

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D.	“N” stands for the current month.

If Purchaser believes that an Epidemic Failure has occurred, Purchaser will provide written notice to Foxconn. In such event, the Parties will work together in good faith to determine the root cause of the purported Epidemic Failure or whether an Epidemic Failure has in fact occurred. In the event of an Epidemic Failure, Purchaser will return the Defective Products which are part of Epidemic Failure (“Epidemic Failure Unit”) to Foxconn, and Foxconn will comply with the following.

A.	Foxconn will use diligent efforts to submit feedback on the failure analysis of Epidemic Failure and provide a complete failure analysis report promptly thereafter, provided that Purchaser will provide reasonable assistance to Foxconn in attempting to identify the source of Epidemic Failure.

B.	Foxconn will propose a corrective action plan relating to each Epidemic Failure for Purchaser’s approval and will implement such approved corrective action plan to provide a prompt, aggressive and complete response to the Epidemic Failure.

C.	Foxconn will repair or replace all Epidemic Failure Units.

D.	Foxconn will be responsible for (i) shipment costs of the Epidemic Failure Units from Purchaser’s premise in Hong Kong to Foxconn’s premise; provided that Purchaser shall return the Epidemic Failure Units in accordance with Foxconn’s instructions, and (ii) shipment costs of the repaired units or the replacements thereof from Foxconn’s premise to Purchaser’s premise in Hong Kong.

11.7	RoHS Compliance.

In order to clarify each Party’s rights and obligations regarding the compliance of Restriction on Hazardous Substances (RoHS) directive, and other environmental protection regulations in applicable countries or regions (“EPR”), the Parties hereto agree as follows. In addition, in the event that Foxconn shall detect any Component’s non-compliance of EPR, Foxconn will notify Purchaser of the same immediately.

A.	Purchaser will be responsible for all losses, damages, penalties and obligations caused by the non-compliance with EPR of the Purchaser Controlled Components.

B.	Foxconn will be solely responsible for all losses, damages, penalties and obligations caused by the non-compliance with EPR caused by the manufacturing process of the Product and the Components other than Purchaser Controlled Component.

C.	Indemnity. Each Party will defend, indemnify and hold harmless the other Party, its Affiliates, and each of their officers, directors, employees, agents and representatives from and against any and all third-party Claims arising out of or related to its responsibility as stated in this Section 11.7 A or B, as applicable.

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11.8	Product Liability and Insurance.

A.	Product Liability.

In the event of any third party Claim arising out of, relating to, or resulting from damage to property or injury or death to persons arising out and caused by a defect in the Product (“Product Liability”), the following shall apply.

(a)	To the extent a Claim arises from any Product Liability that is attributable to a defect which is attributable to (i) any Component which is not Purchaser Controlled Component, (ii) Foxconn’s design or (iii) workmanship (collectively, “Foxconn’s Cause”), Foxconn shall pay the damages, liabilities and other reasonable costs as Purchaser may incur or may have been ordered to pay to a third party by any competent court or by settlement out of court as a result of such Claim.

(b)	To the extent a Claim arises from any Product Liability that is attributable to a defect which is in any cause other than Foxconn’s Cause, Purchaser shall pay the damages, liabilities and other reasonable costs as Foxconn or its Affiliates may have been ordered to pay to a third party by any competent court or by any settlement out of court as a result of such Claim.

(c)	Indemnity. Each Party will defend, indemnify and hold harmless the other Party, its Affiliates, and each of their officers, directors, employees, agents and representatives from and against any and all third party Claims arising out of or related to its responsibility as stated in this Section 11.8A (a) or (b), as applicable including reasonable professional and legal costs incurred in connection with such Claims.

B.	Insurance.

Foxconn shall carry and maintain a product liability insurance coverage to satisfactorily cover its obligations under this Section 11.8, at its own expense and with an internationally recognized insurance carrier. Purchaser shall be entitled to periodically request that Foxconn provide adequate proof of insurance.

11.9	DISCLAIMER.

To the extent the Product will be sold to [***] or its Affiliates by Purchaser (“[***] Product”) unless the Parties agree to the contrary in a separate quotation, (i) Foxconn warrants that the [***] Product shall be manufactured, tested and packaged according to the design, BOM, manufacturing criteria, testing flow, testing program and packing requirement provided by Purchaser and shall be free from defects in Foxconn selected materials, workmanship and manufacturing process at time of delivery, (ii) except for this Section 11.9, the terms and conditions of the warranty as set forth in Sections 11 will not apply to such [***] Product, and (iii) Foxconn will not be liable for any defects of the [***] Product no matter under this Agreement, by operation of law or otherwise, including without limitations to the repair and replacement of the defective [***] Product hereunder.

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THE WARRANTIES SET FORTH HEREIN ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY Foxconn WITH RESPECT TO THE PRODUCT AND ARE IN LIEU OF AND EXCLUDE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE.

Section 12 - IPR LIABILITY AND INDEMNITY

12.1	Foxconn IPR Liability and Indemnity.

A.	Foxconn IPR Liability. Foxconn shall be responsible for any IPR infringement Claim brought by a third party against Foxconn, Purchaser, and/or their Affiliates, officers, directors and employees based upon a Claim that the manufacturing process of the Product infringes any Non-Essential IPR of any third party. Notwithstanding above, Foxconn shall not be held liable for any infringement solely arising from each of (i) any design used for or software embedded into the Products provided by Purchaser or its designated third party, (ii) any extensions, improvements or modifications made to the Product by anyone other than Foxconn and its Affiliates; and (iii) Foxconn’s compliance with the Specification or with Purchaser Requirements or other written requirements; (iv) Purchaser Controlled Components, and (iv) any infringement of Essential IPR

B.	Indemnity. Foxconn will defend, indemnify and hold harmless Purchaser, its Affiliates, and each of their officers, directors, employees, agents and representatives from and against any and all third-party Claims brought against Purchaser arising out of or related to any of Foxconn IPR Liability including reasonable professional and legal costs incurred in connection with such Claims; provided that Purchaser shall notify Foxconn of the Claim within a reasonable period after the receipt of the Claim, and shall allow Foxconn the right and ability to control the defense and to settle the Claim and Purchaser shall provide Foxconn with all reasonable assistance and cooperation required to defend or settle aforementioned Claim.

12.2	Purchaser IPR Liability and Indemnity.

A.	Purchaser IPR Liability. Purchaser shall be responsible for any IPR infringement Claim brought by a third party against Purchaser, Purchaser’s customers, Foxconn and/or its Affiliates and their officers, directors and employees based upon a Claim that the manufacture, sale, distribution, or use of Product infringes any IPR of any third party except for any IPR relating to Foxconn IPR Liability as described in Section 12.1 A hereof

B.	[***] IPR. In addition to Section 12.1 A above, Purchaser hereby represents and warrants that (i) Purchaser is licensed by [***] under any or all of [***] IPR necessary to make or have made the Products (“[***] License”), (ii) Foxconn’s performing its obligations under Orders released by Purchaser and accepted by Foxconn wider this Agreement will not contravene any contract or understanding binding on Purchaser and [***], and (iii) Purchaser shall be responsible for the license fees and royalties in consideration for the said licenses from [***] and no such license fee or royalty shall be payable by Foxconn.

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Purchaser agrees that upon receiving [***]’s notice of any termination of [***] License or occurrence of any expiration or termination of the [***] License, whichever is earlier, (i) Purchaser shall immediately notify Foxconn of the said event, (ii) either Purchaser or Foxconn shall have the right, without any liability other than as set out in this Section 12.2, to stop any shipments of the Products that are scheduled to be delivered after the effective date of the said expiration or termination, unless (a) Purchaser obtains for Foxconn the right to continue to make the Products without restriction and at no additional cost to Foxconn, or (b) Purchaser agrees to Foxconn’s implementing its license granted from [***], if any, and in which event Purchaser shall compensate Foxconn for the license fees due to [***], and the price of Products shall be adjusted accordingly, and (iii) subject to the above subparagraph (ii), Foxconn’s implementing its right to stop shipment shall not release Purchaser from paying the purchase price for any finished Products ordered by Purchaser and the costs /expenses incurred by Foxconn in relation to any E&O Inventory, provided that Foxconn uses commercial best efforts to mitigate losses with generally accepted purchasing practices.

C.	Indemnity. Purchaser will defend, indemnify and hold harmless Foxconn, its Affiliates, and each of their officers, directors, employees, agents and representatives from and against any and all third-party Claims brought against Purchaser arising out of or related to any of Purchaser IPR Liability; provided that Foxconn shall notify Purchaser of the claim within a reasonable period after the receipt of the Claim, and shall allow Purchaser the right and ability to control the defense and to settle the Claim and Foxconn shall provide Purchaser with all reasonable assistance and cooperation required to defend or settle aforementioned Claim.

Section 13 - CONFIDENTIAL INFORMATION

During the term of this Agreement, the Parties will comply with the terms and conditions of Mutual Nondisclosure Agreement dated as of March 29th, 2014 (“NDA”). The Parties shall keep the terms of this Agreement and any non-public information relating to the performance of this Agreement identified confidential in accordance with the terms of the NDA. Notwithstanding anything to the contrary in the NDA, the term of the NDA shall continue as long as this Agreement is in force and the Parties’ confidentiality duties under this Section 13 shall continue without limitation in time.

Section 14 - LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER PARTY SHALL BE LIABLE TO, OR SEEK FROM THE OTHER PARTY, ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES WHICH IS DEEMED TO INCLUDE LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, AND SIMILAR INDIRECT LOSSES IN CONNECTION WITH ANY CLAIM UNDER THIS AGREEMENT, WHETHER UNDER ANY CONTRACT. STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY.

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EXCEPT CLAIMS UNDER SECTION 13, FOXCONN’S TOTAL, AGGREGATE AND ACCUMULATE LIABILITY IN CONNECTION WITH ANY CLAIM UNDER THIS AGREEMENT (REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT OR OTHER LEGAL OR EQUITABLE THEORY OR UNDER ANY WARRANTY CONTAINED IN THIS AGREEMENT), AS APPLICABLE, SHALL NOT EXCEED (I) THE GREATER OF (I) [***] US DOLLARS (US$[***]), OR (II) THE AGGREGATE AMOUNT OF PAYMENTS OF THE CLAIMED PRODUCT (DETERMINED BY THE PART NUMBER PURCHASED BY AIRSPAN UNDER THIS AGREEMENT) MADE BY AIRSPAN TO FOXCONN IN THE TWELVE (12) MONTHS PRIOR TO THE DATE AN INITIAL CLAIM AROSE.

Section 15 - END-OF-LIFE PRODUCT; DISCONTINUANCE

With six (6) months prior written notice to Foxconn, Purchaser shall have the right to take the end-of-life decision for their Product (“EOL”). With nine(9) months prior written notice to Purchaser, Foxconn shall have the right to take the decision to discontinue the supply of any Product (“Discontinuance”) and Purchaser shall be able to, no later than three (3) months prior to the effective date of Discontinuance, place an Order (“Last Buy Order”) for its demands of such Product. The delivery schedule for the units of such Product ordered pursuant to such Last Buy Order shall be mutually agreed between the Parties. In the event of Discontinuance, Purchaser shall be entitled to appoint another manufacturer to manufacture the Product. In such circumstances, Purchaser shall notify Foxconn of the appointment of the new manufacturer, and Foxconn shall use all commercially reasonable efforts, without unnecessary delay, to transfer the Tooling and fixtures paid by Purchaser to the new manufacturer and to provide other commercially reasonable supports.

Section 16 - FORCE MAJEURE

16.1	Neither Party shall be liable in any manner for failure or delay in fulfillment of all or part of this Agreement directly or indirectly owing to any cause or circumstance beyond its control, including, but not limited to, acts of God, governmental order or restrictions, war, war-like conditions, hostilities, sanctions, revolution, riot, looting, terrorism, plague or other epidemics, fire and flood; provided, however, that the affected Party: (a) gives the other Party written notice of such cause promptly, and (b) uses its diligent efforts to correct such failure or delay in its fulfillment.

16.2	In any event, the Party affected by the occurrence of Force Majeure shall do everything in its power to avoid, eliminate or reduce the causes of delay and shall resume the discharge of its obligations as soon as the occurrence concerned has disappeared.

16.3	If the event of Force Majeure affecting one Party’s obligations of this Agreement lasts for more than seventy (70) days from the date of the notification referred to in Section 16.1 above, the Parties will negotiate in a good faith to reduce each Party’s losses under this Agreement. This negotiation will not exceed five (5) days unless otherwise agreed by both Purchaser and Foxconn.

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Section 17 - TERMINATION

17.1	Termination by Purchaser for Cause.

If Foxconn shall commit any material breach of any material covenant, representation, warranty or agreement herein contained and Foxconn shall have failed to remedy such material breach within thirty (30) days after receipt by Foxconn of written notice thereof by Purchaser, Purchaser may terminate this Agreement simply by sending Foxconn a registered letter with acknowledgement of delivery to this effect.

17.2	Termination by Foxconn for Cause.

If Purchaser shall commit any material breach of any material covenant, representation, warranty or agreement herein contained and Purchaser shall have failed to remedy such material breach within thirty (30) days after receipt by Purchaser of written notice thereof by Foxconn, Foxconn may terminate this Agreement simply by sending Purchaser a registered letter to this effect with request for acknowledgement of delivery, it being understood that the services carried out and the Product supplied shall remain payable.

17.3	Bankruptcy, Dissolution or Liquidation.

A Party shall provide written notice (the “Notice”) to the other Party immediately upon the occurrence of any insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency (“Events”). Either Party shall also have the right to terminate this Agreement with immediate effect by giving written notice of termination to the other Party at any time upon or before the later of (i) sixty (60) days after the occurrence of any of the Events with respect to such other Party (unless such event ceases within such period), or (ii) sixty (60) days after receipt of the Notice (unless such event ceases within such period).

17.4	Effect of Termination.

Unless otherwise expressly agreed in writing, the expiration or termination under this Agreement shall be without effect on the Orders in force at or prior to the date of the termination of this Agreement and the applicable rights and obligations of each of Foxconn and Purchaser under this Agreement with respect to such Orders (including, without limitation, Sections 11 and 12) shall survive the termination of this Agreement until those obligations have been fully performed.

17.5	Survival.

In addition to Section 17.4 hereof, Sections 3, 7, 10, 13, 14, 17.4, 17.5, 18, 19, 20 and 21 shall survive termination or expiration of this Agreement until the related obligations have been fully performed.

Section 18 - ASSIGNMENT

Except as otherwise set forth in this Agreement, neither Party shall assign any of its rights, or delegate any of its obligations, under this Agreement or Order, to a third party in any form whatsoever without the prior written consent of the other Party, which shall not be unreasonably withheld. Any Change in Control will be deemed to be an assignment of this Agreement which is subject to this Section 18.

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Section 19 - APPLICABLE LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflicts of law.

Section 20 - PUBLICITY

Neither Party may publicize or release any information in relation to the Agreement except with the other Party’s prior written consent.

Section 21 - GENERAL PROVISIONS

21.1	Notice.

Any notice, demand, acknowledgment, or other communication made or given by either Party in accordance with this Agreement which is required under this Agreement shall be in writing, including without limitations to the emails to the Person in Charge of the other Party; provided, however, in the event of a formal notice of an event of default or demand for indemnity, such formal notice shall be sent (i) via email from a Vice President level or higher (with confirmation), (ii) by registered or certified mail, return receipt requested, or (iii) by courier service and addressed to the other Party at its address as set forth below (or any other address of which the other Party is notified in accordance with this Section). Such notice shall be effective when received by the Party to whom it is addressed:

If the notice is sent to Purchaser:

For the attention of Chief Financial Officer
Address: 777 Yamato Road Suite 310 Boca Raton Florida 33431 USA

If the notice is sent to Foxconn:

For the attention of MCS Department

Address: 5F-1, 5 Hsin-An Road, Hsinchu City 300, Taiwan

With a copy to: Legal Department
Address: No. 5F-1, 5 Hsin-An Road, Hsinchu City 300, Taiwan

The name and address may be modified at any time upon fifteen (15) days’ notice, in accordance with the provisions of this Section 21.1.

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21.2	Relationship of the Parties.

Foxconn shall perform its obligations under this Agreement as an independent contractor of Purchaser. Nothing contained in this Agreement is intended or shall be construed to create any partnership, joint venture or agency relationship between the Parties. Nothing contained in this Agreement is intended or shall be construed to confer upon or give any person or entity other than the Parties any rights under or by reason of this Agreement.

21.3	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous oral or written agreements with respect to the subject matter hereof, including without limitation any nondisclosure agreements, memorandums of understanding or letters of intent between the Parties with respect to the subject matter hereof. No modification of any provision of this Agreement shall be binding upon either Party unless executed in writing by that Party. In the event of any conflict between any provision of this Agreement and any provision of any exhibit, schedule or other attachment hereto, (i) the provision of this Agreement shall prevail, and (ii) to the extent possible, those provisions shall be construed to minimize the conflict.

21.4	No Waiver.

Neither Party shall be deemed to have waived any right acquired under the terms of this Agreement and/or an Order unless signed written waiver. No failure or successive failures to perform an agreement or any subsequent waiver by a Party shall be deemed to make those agreements or terms invalid or null and void or affect the right of the beneficiary Party to have them performed.

21.5	Counterparts and Signatures.

The Parties may execute any number of counterparts to this Agreement, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. A copy or facsimile of the signature on this Agreement of any authorized representative of either Party shall have the same force and effect as an original thereof.

IN WITNESS WHEREOF, this Agreement has been executed by:

AIRSPAN NETWORKS INC.	HON HAI PRECISION IND. CO., LTD.

Signature: /s/ David Brant	Signature: /s/ Brand Cheng
Name: David Brant	Name: Brand Cheng
Title: CFO	Title: General Manager of CPEG
Date: June 27, 2016	Date: May 30, 2016

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EXHIBIT A SPECIFICATION

[Schedule containing product specifications omitted pursuant to Item 601(a)(5) of Regulation S-K. Schedule will be furnished to the SEC upon request.]